Exhibit 99.2

Venaxis Secures Additional European Commercial Development Agreements for APPY1

Market Development Efforts to be Initiated in Italy and Turkey

CASTLE ROCK, Colo., March 18, 2013 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance and commercializing its CE-Marked blood-based appendicitis test, APPY1, today announced it has executed two additional commercial development agreements as part of the initial phase of the European launch.  MOSS S.p.A. of Italy and SAVAS Medikal Inc. of Turkey have committed to market development activities within their respective territories and each have submitted initial stocking purchase orders for the APPY1 test/system.  Venaxis announced a similar agreement with EMELCA Bioscience earlier this year that covers Belgium, Luxembourg, and the Netherlands.

Don Hurd, Senior Vice President and Chief Commercial Officer of Venaxis, stated, “We are pleased to continue gaining traction in Europe as we roll out our market development program for APPY1.  The positive feedback we’re receiving from physicians, surgeons, and laboratory personnel at key hospitals in our target regions continues to be encouraging and we look forward to advancing these efforts to maximize the European commercial opportunity for APPY1.  We have begun working with both companies to identify top hospital accounts in Italy and Turkey that are best suited to support our market development plan.”

MOSS S.p.A., based near Milan, covers all hospitals across Italy, which collectively record approximately 24 million emergency department visits per year.  SAVAS Medikal Inc., based in Istanbul, covers all hospitals across Turkey and these hospitals estimate a total of 35 million emergency visits per year.

Franco Papa, President and CEO of MOSS S.p.A., stated, “We specialize in identifying high-tech, innovative medical solutions designed to provide answers to our end users’ most specific diagnostic demands.  We are pleased to advance with Venaxis because we believe APPY1 fits well within that core philosophy and our focus and experience in diagnostics.  We are very encouraged by APPY1’s product profile and we look forward to developing the Italian market through this strategic collaboration.”

Savas Sakar, CEO and President of SAVAS Medikal Inc., stated, “We are excited to collaborate with Venaxis for APPY1 and look forward to building a mutually successful business relationship.  Based upon our significant market experience we believe we can, in conjunction with Venaxis, execute an efficient and fruitful market development program in Turkish hospitals.”

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE-Marked blood-based appendicitis test, APPY1.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  APPY1 is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for APPY1 is ongoing in select European territories.  For more information, visit www.venaxis.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) (formerly AspenBio Pharma, Inc.) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for APPY1 required for FDA submission, obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from APPY1 at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-Q for the period ended September 30, 2012, filed on November 7, 2012.

For Investors and Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, PhD
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Jason Rando
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